Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT:	Otis Buchanan
Liquidmetal Technologies
949-206-8020
otis.buchanan@liquidmetal.com

Liquidmetal® Technologies Reaches

Agreement to Settle Securities Class Action Lawsuits and
Derivative Litigation

LAKE FOREST, Ca. April 25, 2006-Liquidmetal® Technologies, Inc. (OTCBB: LQMT) announced today that it has reached agreements in principle to settle the Company’s previously-disclosed consolidated securities class action and shareholder derivative actions.

If approved by the courts, the agreements would settle the consolidated class action litigation entitled Primavera Investors v. Liquidmetal Technologies, Inc., et al., the consolidated shareholder derivative actions entitled Brian Clair, Derivatively on Behalf of Liquidmetal Technologies, Inc. v. John Kang, et al. and Joseph Durgin, Derivatively on Behalf of Liquidmetal Technologies, Inc. v. John Kang, et al., and the shareholder derivative action entitled Robert Story v. John Kang, et al., pending in the United States District Court for the Middle District of Florida, Tampa Division, the Superior Court of Orange County, California, and the United States District Court for the Middle District of Florida, Tampa Division, respectively. The consolidated class action arose from a number of lawsuits filed in 2004 under the federal securities laws against Liquidmetal and certain of its former and current directors and officers. The derivative actions also arose from lawsuits originally filed in 2004 and were based upon the same facts and circumstances underlying the class action.

As part of the agreements, Liquidmetal’s directors’ and officers’ liability insurance carriers will contribute a total of $7.5 million to settle all of the actions:  $7,025,000 for the consolidated class action and $475,000 for the two derivative actions. The funds paid to settle the consolidated class action will be principally paid into an escrow account within a specified period of time after the federal court grants preliminary approval of the settlement. The funds will be disbursed to certain purchasers of Liquidmetal securities according to a distribution plan to be devised and approved by the federal court. In addition,

Liquidmetal will commit to maintaining or implementing various corporate governance measures in connection with the settlement of the derivative actions.

Taking into account the insurance contribution, the net cost of the settlement to the company should be approximately $500,000, which is the insurance deductible the company paid over several quarters ending in the third quarter of 2005, and which the company previously recorded as a charge.

About Liquidmetal Technologies, Inc.

Liquidmetal Technologies, Inc. (www.liquidmetal.com) is the leading developer, manufacturer, and marketer of products made from amorphous alloys. Amorphous alloys are unique materials that are characterized by a random atomic structure, in contrast to the crystalline atomic structure possessed by ordinary metals and alloys. Bulk Liquidmetal®  alloys are two to three times stronger than commonly used titanium alloys, harder than tool steel, and relatively non-corrosive and wear resistant. Bulk Liquidmetal alloys can also be molded into precision net-shaped parts similar to plastics, resulting in intricate and sophisticated engineered designs. Liquidmetal Technologies is the first company to produce amorphous alloys in commercially viable bulk form, enabling significant improvements in products across a wide array of industries. The combination of a super alloy’s performance coupled with unique processing advantages positions Liquidmetal alloys for what the company believes will be The Third RevolutionTM in material science.

This press release may contain “forward-looking statements” that involve risks and uncertainties, including statements regarding our anticipated financial results, as well as our plans, future events, objectives, expectations, forecasts, and the assumptions on which those statements are based. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” and similar expressions identify forward-looking statements. These statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or result, and undue reliance should not be placed on these statements. These risks and uncertainties include: unforeseen events that could further delay completion of the company’s ongoing audit process; pending litigation against the company and its potential outcome; our limited operating history in developing and manufacturing products from bulk amorphous alloys; the adoption of our alloys by customers; the commercial success of our customer’s products; our ability to identify, develop, and commercialize new applications for our alloys; competition with suppliers of incumbent materials; the development of new materials that render our alloys obsolete; the ability to manage our anticipated growth; our limited direct experience in manufacturing bulk alloy products; scaling-up our manufacturing facilities; protecting our intellectual property; problems associated with manufacturing and selling our alloys outside of the United States; and other risks and uncertainties discussed in filings made with the Securities and Exchange Commission (including risks described in subsequent reports on Form 10-Q, Form 10-K, Form 8-K, and other filings). Liquidmetal Technologies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.